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                                                               EXHIBIT 17

                        [Smith Barney Letterhead]


                                                         October 10, 1996

The Board of Directors
The Loewen Group Inc.
4126 Norland Avenue
Burnaby, B.C. VSG 3S8
CANADA

Members of the Board:

You have requested our opinion with respect to the adequacy, from a financial point of view, of the consideration proposed to be offered by Service Corporation International ("SCI") to the holders of the common shares and the preferred shares of The Loewen Group Inc. ("LWN") as set forth in a Registration Statement on Form S-4 filed with the Securities and Exchange Commission on October 3, 1996 (the "SCI Registration Statement") by New Service Corporation International ("New SCI") and SCI Holdings Canada, Inc. ("Canadian SCI"), each wholly owned subsidiaries of SCI, pursuant to which SCI has proposed to offer to exchange (i) for each outstanding Common Share, without par value, of LWN (the "LWN Common Shares"), including associated common share purchase rights, that number of shares of the common stock, par value $0.01 per share, of New SCI (the "New SCI Common Stock") or, at the election of the holder thereof, that number of exchangeable shares, without par value, of Canadian SCI (the "Canadian SCI Exchangeable Shares"), equal to the quotient determined by dividing U.S. $45.00 by the average of the high and low sales prices of the common stock, par value $1.00 per share, of SCI (the "SCI Common Stock"), as reported on the New York Stock Exchange Composite Tape, on each of the 20 consecutive trading days ending with the third trading day immediately preceding the expiration date of the proposed exchange offer (the "Share Exchange Ratio"); provided that the Share Exchange Ratio will not be greater than 1.76471 and (ii) for each outstanding 6.00% Cumulative Redeemable Convertible First Preferred Share, Series C, without par value, of LWN (the "LWN Preferred Shares"), that number of shares of New SCI Common Stock or, at the election of the holder thereof, that number of Canadian SCI Exchangeable Shares, equal to the product of (i) the Share Exchange Ratio and (ii) 0.65574 (the "Preferred Share Exchange Ratio"); provided that the Preferred Share Exchange Ratio will not be greater than
1.15719 (such proposed exchange offer, the "SCI Proposed Exchange Offer").

In arriving at our opinion, we reviewed the SCI Registration Statement and held discussions with certain senior officers, directors and other representatives and advisors of LWN concerning the business, operations and prospects of LWN. We examined certain publicly available business and financial information relating to LWN as well as certain financial forecasts and other data for LWN which were provided to or otherwise discussed with us by the management of LWN. We reviewed the financial terms of the SCI Proposed Exchange Offer in relation to, among other things: current and historical market prices and trading volumes of the LWN Common Shares and the LWN Preferred Shares; the historical and projected earnings and other operating data of LWN; and the capitalization and financial condition of LWN. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the SCI Proposed Exchange Offer and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of LWN. In addition to the foregoing,

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The Board of Directors
The Loewen Group Inc.
October 10, 1996
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we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have discussed with the management of LWN, and with your consent have relied on, various operational and financial assumptions as to the future financial performance of LWN. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of LWN nor have we made any physical inspection of the properties or assets of LWN. In connection with our engagement, we have not been requested to approach, and have not approached or held discussions with, third parties to solicit indications of interest in the acquisition of all or a part of LWN. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to LWN in connection with the SCI Proposed Exchange Offer and certain related matters and will receive a fee for our services. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of LWN and SCI for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided and are currently providing financial advisory and investment banking services to LWN unrelated to the SCI Proposed Exchange Offer, and have received and will receive compensation for such services.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of LWN in its evaluation of the SCI Proposed Exchange Offer, and our opinion is not intended to be and does not constitute a recommendation to any shareholder with respect to the SCI Proposed Exchange Offer. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Share Exchange Ratio and the Preferred Share Exchange Ratio are inadequate, from a financial point of view, to the holders of LWN Common Shares and to the holders of LWN Preferred Shares, respectively (other than SCI and its affiliates).

Very truly yours,

/s/ Smith Barney Inc.

SMITH BARNEY INC.